Putnam International New Opportunities Fund
March 31, 2007 Semi Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1     Class A   2,779
          Class B   -
          Class C   -

72DD2     Class M   -
          Class R   2
          Class Y   118

73A1      Class A   0.075
          Class B   -
          Class C   -

73A2      Class M   -
          Class R   0.072
          Class Y   0.114

74U1		Class A	36,204
		Class B	7,287
		Class C	1,058

74U2		Class M	1,150
		Class R	27
          Class Y   1,072

74V1		Class A	17.98
		Class B	16.74
		Class C	17.23

74V2		Class M	17.20
		Class R	17.87
          Class Y   17.99

Additional Information About Minimum Required Investment Item 61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Additional Information About Errors and Omissions Policy Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.